COLONIAL BANKSHARES, INC.

                                                           FOR IMMEDIATE RELEASE
                                                  Contact: Mr. Edward J. Geletka
                                                               President and CEO
                                                                  (856) 205-0058


                            COLONIAL BANKSHARES, INC.
               ANNOUNCES FOURTH QUARTER AND 2008 YEAR END RESULTS

     Vineland, New Jersey, February 23, 2009 - Colonial Bankshares, Inc. (NASDAQ: COBK) (the "Company") the mid-tier stock holding company for Colonial Bank, FSB (the "Bank") announced net income of $370 thousand, or $0.09 per share, for the three months ended December 31, 2008, compared to $230 thousand, or $0.05 per share, for the three months ended December 31, 2007. For the year ended December 31, 2008, the Company earned $1.3 million, or $0.31 per share, as compared to $1.2 million, or $0.29 per share, for the year ended December 31, 2007.

     For the three months ended December 31, 2008 and 2007, net interest income after provision for loan losses was $2.6 million and $2.3 million, respectively. Total interest income increased to $7.1 million for the three months ended December 31, 2008 from $6.2 million for the three months ended December 31, 2007. Total interest expense remained the same at approximately $3.9 million for the three months ended December 31, 2008 and 2007. Provision for loan losses was $608 thousand for the three months ended December 31, 2008 compared to $0 for the three months ended December 31, 2007. Non-interest income was $301 thousand for the three months ended December 31, 2008 compared to $252 thousand for the three months ended December 31, 2007. Non-interest expense was $2.5 million for the three months ended December 31, 2008 compared to $2.3 million for the three months ended December 31, 2007.

     For the year ended December 31, 2008, interest income increased to $27.2 million from $23.0 million for the year ended December 31, 2007. The increase in interest income was due to increases in the average balance and weighted average yield on earning assets. Interest expense increased to $15.7 million for the year ended December 31, 2008 from $14.4 million for the year ended December 31, 2007. The increase in interest expense was due to increases in the average balance which was offset by a decrease in the weighted average rate of interest-bearing deposits and borrowings. Non-interest income decreased to $628 thousand for the year ended December 31, 2008 from $1.1 million for the year ended December 31, 2007. Impairment charges on an other-than-temporarily impaired investment security in the amount of $1.2 million accounted for the decrease in non-interest income. Non-interest expense was $9.6 million for the year ended December 31, 2008 compared to $8.9 million for the year ended December 31, 2007. This increase was due to increases in compensation and benefit expense, occupancy and equipment expense, data processing expense, and other general administrative expenses.

     Total assets at December 31, 2008 were $530.6 million compared to $457.9 million at December 31, 2007, an increase of $72.7 million, or 15.9%. Cash and cash equivalents increased to $23.4 million at December 31, 2008 from $16.0 million at December 31, 2007. Investment securities available for sale totaled $165.5 million at December 31, 2008 compared to $163.5 million at December 31, 2007. Investment securities held to maturity totaled $16.9 million at December 31, 2008 compared to $17.2 million at December 31, 2007. Net loans receivable increased to $303.2 million at December 31, 2008 compared to $241.0 million at December 31, 2007, an increase of $62.2 million or 25.8%. Non-performing assets totaled $1.4 million at December 31, 2008 compared to $1.2 million at December 31, 2007. Deposits increased to $457.2 million at December 31, 2008 compared to $371.4 million at December 31, 2007, an increase of $85.8 million or 23.1%. Total borrowings decreased to $31.2 million at December 31, 2008 compared to $45.9 million at December 31, 2007. Total stockholders equity increased to $40.6 million at December 31, 2008 compared to $39.0 million at December 31, 2007.

     Edward J. Geletka, President and Chief Executive Officer, stated, "Given current economic conditions, we are pleased with our quarterly and annual results. We have remained profitable in these uncertain times, growing our loan portfolio while maintaining our strong loan underwriting criteria and increasing our deposit base with core deposits. We did not get directly involved with sub-prime lending."

     President Geletka went on to say, "Our Company's Board of Directors has made a clear internally directed decision not to participate in the United States Treasury Capital Purchase Program (CPP), which is part of the Troubled Asset Relief Program (TARP) initiative. According to the US Treasury, Colonial Bank may have qualified for approximately $9.0 million in capital in exchange for the Department of the Treasury receiving one million shares of preferred stock in Colonial Bankshares, Inc. The preferred shares would have a rate of 5% per annum for the first five years and then escalate to a rate of 9% per annum thereafter. Colonial Bank currently manages more than $500 million in assets and maintains stockholders' equity in excess of $40 million. We are considered a well-capitalized institution according to regulatory standards and our asset quality is extremely strong. Though not participating in the U. S. Treasury CPP, we believe we are still well-positioned to withstand the negative effects of the national and local economy while continuing to grow in a safe and sound manner as we have done for the past ninety-five years. We believe our capital level, current liquidity position and strong asset quality provide us with the flexibility to continue to generate loans and continue to grow without TARP funds."

     Colonial Bankshares, Inc. is the mid-tier stock holding company for Colonial Bank, FSB. Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913. Colonial Bank conducts business from its headquarters and main office in Vineland, New Jersey as well as eight offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiary, CB Delaware Investments, Inc.

     Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

                            COLONIAL BANKSHARES, INC.


Selected Income Statement Data (Unaudited)
(Dollars in thousands, except per share data)

                                                         For the Three Months            For the Year Ended
                                                          Ended December 31,                December 31,
                                                     ---------------------------    ----------------------------
                                                         2008           2007            2008            2007
                                                     -----------    ------------    ------------    ------------
  Interest income                                        $7,118          $6,219         $27,151         $23,045
  Interest expense                                        3,903           3,940          15,696          14,432
                                                     -----------    ------------    ------------    ------------
  Net interest income                                     3,215           2,279          11,455           8,613
  Provision for loan losses                                 608               -             756              84
                                                     -----------    ------------    ------------    ------------
  Net interest income after provision for loan            2,607           2,279          10,699           8,529
  losses
  Non-interest income                                       301             252             628           1,114
  Non-interest expense                                    2,452           2,313           9,629           8,866
                                                     -----------    ------------    ------------    ------------
   Income before taxes                                      456             218           1,698             777
  Income tax expense                                         86             (12)            353            (454)
                                                     -----------    ------------    ------------    ------------
    Net income                                             $370            $230          $1,345          $1,231
                                                     ===========    ============    ============    ============

  Earnings per share - basic                              $0.09           $0.05           $0.31           $0.29
  Earnings per share - diluted                            $0.09           $0.05           $0.31           $0.29
  Weighted average shares outstanding -
  basic(1)                                            4,284,515       4,290,005       4,294,268       4,289,879
  Weighted average shares outstanding -
  diluted((2))                                        4,292,875       4,302,963       4,297,028       4,316,913



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Performance Ratios (Unaudited)
                                                            For the Three Months           For the Year Ended
                                                             Ended December 31,               December 31,
                                                        ---------------------------    --------------------------
                                                           2008            2007            2008           2007
                                                        -----------    ------------    -----------    -----------
  Return on average assets ((3))                             0.26%           0.38%          0.27%          0.34%
  Return on average equity ((3))                             3.83%           4.48%          3.44%          3.86%
  Net interest margin on average interest earning
  assets((3))                                                2.64%           2.20%          2.50%          2.20%



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Selected Balance Sheet Data
(Dollars in thousands, except per share data)
                                                 At December 31,     At December 31,
                                                       2008                2007
                                                -----------------   -----------------
                                                   (Unaudited)          (Audited)
           Assets                                       $530,576            $457,860
           Cash and cash equivalents                      23,406              15,978
           Investment securities                         182,359             180,762
           Net loans receivable                          303,151             241,040
           Deposits                                      457,231             371,382
           Short-term and long-term
           borrowings                                     31,227              45,939
           Total stockholders' equity                     40,630              39,053
           Book value per share (4)                         8.99                8.64
           Stockholders' equity to total
           assets                                          7.66%               8.53%



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Asset Quality
(Dollars in thousands)
                                                 At December 31,     At December 31,
                                                       2008                2007
                                                -----------------   -----------------
                                                  (Unaudited)          (Audited)
           Non-performing assets ((5))                    $2,015              $1,166
           Allowance for loan losses                       2,105               1,392
           Non-performing assets to total
           assets                                          0.38%               0.25%
           Allowance for losses to total
           loans                                           0.69%               0.57%

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(1)      Shares outstanding do not include unreleased ESOP shares and treasury shares for the purpose of the weighted average shares outstanding-basic calculation.
(2)      Shares outstanding do not include unreleased ESOP shares and treasury shares but do include the common share equivalents of stock options and stock awards for the purpose of the weighted average shares outstanding-diluted calculation.
(3)      Annualized for the three month periods.
(4)      Total stockholders' equity divided by shares issued of 4,521,696.
(5)      Non-performing assets include non-accrual loans and real estate owned.
